EXHIBIT 11.0

(Page 1 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2005	March 31, 2004
	(Unaudited)
BASIC
Net income	$6,507	$8,993

Applicable Shares for Computation of Net Income Per Share:
Weighted average common shares outstanding	416,096	428,169

Net Income Per Common Share — Basic:
Net income per common share	$0.02	$0.02

EXHIBIT 11.0

(Page 2 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2005	March 31, 2004
	(Unaudited)
DILUTED
Net income	$6,507	$8,993

Applicable Shares for Computation of Net Income Per Share:
Weighted average common shares outstanding	416,096	428,169
Weighted average common equivalent shares arising from:
Dilutive stock options	5,009	4,070

Weighted average number of common and common equivalent shares	421,105	432,239

Net Income Per Common Share — Diluted:
Net income per common share	$0.02	$0.02